EXHIBIT 99.1

** NEWS RELEASE **                               Contact:

                                                 MR. JAY A. JOHNSON, CHIEF
                                                     FINANCIAL OFFICER

                                                      Hot Topic, Inc.
                                                       (626)839-4681


                    NOVEMBER COMP STORE SALES INCREASE 31.9%


               TOTAL NET SALES INCREASED 72% FOR NOVEMBER, 64% YTD


               BOARD OF DIRECTORS DECLARES TWO-FOR-ONE STOCK SPLIT

     CITY of INDUSTRY, CA, December 1, 1999 -- Hot Topic, Inc.(Nasdaq National
Market: HOTT) announced today its net sales for fiscal November 1999 (four weeks ended November 27, 1999) increased 72% to $13,366,000 from net sales of $7,769,000 for fiscal November 1998. Same store sales increased by 31.9% compared to November 1998. Last year, November same store sales decreased by 7.8%.

     Net sales for the first ten months of fiscal 1999 (forty-three weeks ended November 27, 1999) increased 64% to $122,395,000 from net sales of $74,578,000 for the first ten months of fiscal 1998. Same store sales increased by 21.6% compared to the first ten months of 1998. Last year, the first ten months same store sales increased by 2.9%. The Company operated 209 stores at the end of November 1999, an increase of 54 stores over the 155 stores open at the end of November 1998. Eleven new stores were opened during November 1999, including the Company's first store in Hawaii.

     The Company also announced that its Board of Directors has declared a two-for-one split (in the form of a dividend)of its common stock. On the effective date of December 27, 1999, shareholders will receive a dividend of one additional share for every share they own on the record date of December 13, 1999. Following the effective date of the split, Hot Topic will have approximately 9.4 million shares outstanding.

     Orv Madden, President and Chief Executive Officer, said,
"We are very pleased with November sales and the sales trend this Holiday season. We experienced strong positive customer reaction to the early shipments of holiday merchandise. Both comparable store sales and newer, non-comparable store sales in all regions of the country were over our plan. Women's and young men's apparel, shoes and women's accessories were particularly strong in November."

     Madden continued, "Traffic and sales in November on our expanded web site, www.hottopic.com, were strong. Sales in November from our web site were approximately 600% greater than last November."

     "We are pleased to split our stock for the first time. The stock split should benefit Hot Topic stockholders by making our stock more accessible to individual investors and by increasing liquidity," added Madden.

Hot Topic, Inc. is a mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for young men and women principally between the ages of 12 and 22. The Company currently operates 209 stores in 42 states throughout the United States and an internet store www.hottopic.com.

     Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties associated with the Company's relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, management of growth, fluctuations in sales and comp store sales results including during the Christmas holiday selling period, risks and uncertainties with respect to new store openings including risks associated with the Company's "street store" concept and Internet store, risks associated with the Internet and e-commerce generally, such as the risk that traffic on our web site will not be sustained or increase, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, as well as other risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended January 30, 1999. The historical results achieved are not necessarily indicative of future prospects of the Company.